Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-290337

Powerlaw Corp.

43,242,931 Shares of Common Stock

Supplement dated August 25, 2026 to the Prospectus dated May 20, 2026

This supplement amends certain information contained in the prospectus of Powerlaw Corp. (the “Fund”) dated May 20, 2026 (the “Prospectus”). Capitalized terms used in this supplement and not otherwise defined have the meaning specified in the Prospectus. You should carefully consider the “Risk Factors” section beginning on page 16 of the Prospectus.

In the Prospectus Summary, the second paragraph under “Current Portfolio and NAV” is replaced in its entirety with the following:

On a monthly basis the Fund will publish on its website its NAV per share within 15 business days of the end of the month, except for its NAV per share for the last month of the Fund's fiscal year, which will be published on its website within 60 days of the end of the month. Additionally, on a quarterly basis, the Fund will provide updated information regarding its current portfolio, including information regarding the Fund’s underlying Portfolio Company holdings on an aggregate basis as a percentage of the Fund’s net assets and information regarding the number of shares and type of shares of each underlying Portfolio Company indirectly held by the Fund on an aggregate basis. Such information will be available within 60 days of the end of each fiscal quarter on the Fund’s website at www.pwrl.com.

In the Prospectus, the fifth paragraph under “THE FUND AND OUR CURRENT PORTFOLIO” is replaced in its entirety with the following:

On a monthly basis the Fund will publish on its website its NAV per share, within 15 business days of the end of the month, except for its NAV per share for the last month of the Fund's fiscal year, which will be published on its website within 60 days of the end of the month. Additionally, on a quarterly basis, the Fund will provide updated information regarding its current portfolio, including information regarding the Fund’s underlying Portfolio Company holdings on an aggregate basis as a percentage of the Fund’s net assets and information regarding the number of shares and type of shares of each underlying Portfolio Company indirectly held by the Fund on an aggregate basis. Such information will be available within 60 days of the end of each fiscal quarter on the Fund’s website at www.pwrl.com.

Investors should retain this supplement for future reference.